Exhibit 99.1         Press Release dated February 9, 2026

SIMPSON MANUFACTURING CO., INC. ANNOUNCES 2025 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS; PROVIDES 2026 OUTLOOK

2025 Fourth Quarter Highlights
●	Net sales of $539.3 million increased 4.2% year-over-year
●	Net income per diluted share of $1.35
●	Declared a quarterly dividend of $0.29 per share

2025 Full Year Highlights
●	Net sales of $2.3 billion increased 4.5% year-over-year
●	Income from operations of $458.1 million, resulting in an operating income margin of 19.6%
●	Net income per diluted share of $8.24
●	Repurchased $120.0 million in common stock, including $30.0 million during the fourth quarter

Pleasanton, CA - February 9, 2026: Simpson Manufacturing Co., Inc. (the “Company”) (NYSE: SSD), an industry leader in engineered structural connectors and building solutions, today announced its financial results for the fourth quarter and full year of 2025. All comparisons below (which are generally indicated by words such as “increased,” “decreased,” “remained,” or “compared to”), unless otherwise noted, are comparing the quarter ended December 31, 2025 with the quarter ended December 31, 2024 or the fiscal year ended December 31, 2025 with the fiscal year ended December 31, 2024.

Consolidated 2025 Highlights

	Three Months Ended,		Quarter-Over-	Twelve Months Ended,		Year-Over-
	December 31,		Quarter	December 31,		Year
	2025	2024	Change	2025	2024	Change
	(In thousands, except per share data and percentages)			(In thousands, except per share data and percentages)
Net sales	$539,345	$517,429	4.2%	$2,332,808	$2,232,139	4.5%
Gross profit	235,073	227,236	3.4%	1,069,605	1,023,888	4.5%
Gross profit margin	43.6%	43.9%		45.9%	45.9%
Total operating expenses	161,839	149,552	8.2%	626,977	588,547	6.5%
Income from operations	74,759	76,849	(2.7)%	458,065	429,975	6.5%
Operating income margin	13.9%	14.9%		19.6%	19.3%
Net income	$56,214	$55,458	1.4%	$345,083	$322,224	7.1%
Net income per diluted common share	$1.35	$1.31	3.1%	$8.24	$7.60	8.4%
Adjusted EBITDA[1]	$104,701	$105,705	(0.9)%	$544,279	$526,803	3.3%

Total U.S. Housing starts - December 31, 2025 data not available[2]
1 Adjusted EBITDA is a non-GAAP financial measure and it is defined in the Non-GAAP Financial Measures section of the press release. For a reconciliation of Adjusted EBITDA to U.S. GAAP (“GAAP”) net income see the schedule titled “Reconciliation of Non-GAAP Financial Measures.”
2 The housing starts data was unavailable at the time of the press release. Based on the United States Census Bureau’s release calendar, we expect the next update on national housing market data to be issued around February 18, 2026.

Management Commentary

“In 2025, we executed with discipline across our business, and I am proud of what our teams accomplished,” said Mike Olosky, President and Chief Executive Officer of Simpson Manufacturing Co., Inc. “We delivered 4.5% revenue growth in a challenging housing market and achieved a solid 19.6% operating margin, reflecting the strength of our business model and effective cost management. Top-line growth in 2025 included approximately 3% from our pricing actions, 1% from acquisitions, and 1% from foreign exchange, which was partially offset by a 1% decline in volume. Importantly, we achieved a Total Recordable Incident Rate below 1.0 for the second consecutive year, our best safety performance in company history. Our commitment to safety demonstrates the values that define Simpson, above all, “everybody matters.”

Mr. Olosky continued, “Our results this year demonstrate the resilience of our portfolio and the effectiveness of our long-term strategy. We continued to innovate, expanded our digital capabilities, brought new manufacturing capabilities online, expanded our warehouse footprint, and strengthened customer relationships across our key end markets. As we look ahead, we remain focused on our ambitions to grow above the market, achieve an operating margin of at least 20%, and drive earnings per share growth ahead of net sales growth. This focus is supported by strong operational execution and a balanced approach to capital allocation, positioning us well for continued success in 2026 and beyond as we deepen our commitment to being the partner of choice for our customers.”

North America Segment Financial Highlights

2025 Fourth Quarter

•Net sales of $416.9 million increased 3.0% from $404.8 million due to the increases in pricing, partly offset by lower volumes.
•Gross margin decreased to 46.2% from 46.9% due to tariffs on certain imported fastener and anchor products, as well as higher factory and overhead and labor costs, partly offset by lower warehouse costs, as a percentage of net sales.
•Income from operations of $82.3 million decreased 3.6% from $85.4 million. The decrease was primarily driven by higher operating expenses resulting from the timing of increased charitable donations, as well as increases in variable incentive compensation, and personnel costs, including severance related costs.

2025 Full Year

•Net sales of $1.8 billion increased 4.5% from 2024 due to increases in pricing, and higher incremental sales related to the Company’s 2024 acquisitions, partly offset by lower volumes.
•Gross margin decreased to 48.8% from 48.9%, due to higher factory and overhead, labor costs, partly offset by lower warehouse costs, as a percentage of net sales. Tariffs on certain imported fastener and anchor products also had a negative impact on gross margin.
•Income from operations of $448.8 million increased 2.1% from $439.6 million. The increase was primarily due to higher gross profit, partly offset by higher operating expenses. The increase in operating expenses was driven by higher personnel costs including severance related costs, variable incentive compensation, IT application costs. as well as the timing of higher charitable donations,

Europe Segment Financial Highlights

2025 Fourth Quarter

•Net sales of $117.9 million increased 9.1% from $108.1 million, primarily due to the positive effect of approximately $9.1 million in foreign currency translation and a modest improvement in sales volumes and pricing.
•Gross margin increased to 33.6% from 32.3%, primarily due to lower material and freight costs, partly offset by higher factory and overhead, warehouse and labor costs, as a percentage of net sales. Gross profit was negatively impacted by footprint optimization and severance costs.
•Income from operations of $2.8 million increased 259.6% from $0.8 million, mostly due to higher gross profit, partly offset by increases in operating expenses driven primarily by the negative effect of approximately $2.9 million in foreign currency translation.

2025 Full Year

•Net sales of $499.6 million increased 4.3% from $479.1 million, primarily due to the positive effect of approximately $20.4 million in foreign currency translation.
•Gross margin increased to 35.8% from 35.3%, primarily due to lower material and freight costs, partly offset by higher factory and overhead, warehouse and labor costs, as a percentage of net sales. Gross profit was negatively impacted by footprint optimization and severance costs.
•Income from operations of $43.9 million increased 29.7% from $33.8 million mostly due to higher gross profit, partly offset by increases in operating expenses driven primarily by the negative effect of approximately $5.3 million in foreign currency translation.

Refer to the “Segment and Product Group Information” table below for additional segment information (including information about the Company’s Asia/Pacific and Administrative and All Other segments).

Corporate Developments

•On January 28, 2026, the Board declared a quarterly cash dividend of $0.29 per share, estimated to be $12.0 million in aggregate. The dividend will be payable on April 23, 2026, to the Company’s stockholders of record on April 2, 2026.

•On December 16, 2025, the Company entered into an Amended and Restated Credit Agreement. The Amended and Restated Credit Agreement amends and restates the Company’s previous Credit Agreement, dated as of July 27, 2012. The Amended and Restated Credit Agreement provides for a 5-year Revolving Credit Facility of $600.0 million, which includes a letter of credit sub-facility of up to $50.0 million, and for a 5-year Term Loan Facility of $300.0 million. As of December 31, 2025, the Company had $74.2 million outstanding under the Revolving Credit Facility and $300.0 million under the Term Loan Facility for ongoing working capital and general business needs.

•During the fourth quarter, the Company repurchased 177,845 shares of the Company’s common stock in the open market at an average price of $168.68 per share, for a total of $30.0 million, completing the repurchase of $120.0 million of the Company’s common stock that was previously authorized for fiscal 2025.

•The Company is authorized by the Board to repurchase up to $150.0 million of the Company’s common stock beginning January 1, 2026 through December 31, 2026.

Balance Sheet & Cash Flow Highlights

•As of December 31, 2025, cash and cash equivalents totaled $384.1 million with total debt outstanding of $374.2 million under the Company’s $900.0 million credit facility.

•For the 2025 fourth quarter, cash provided by operating activities of approximately $155.6 million increased from $115.8 million, primarily due to decreases in working capital. For the 2025 full year, cash provided by operating activities of $458.6 million increased from $338.2 million, primarily due to decreases in working capital and higher net income.

•For the 2025 fourth quarter, cash used in investing activities of approximately $30.2 million decreased from $57.1 million mostly due to decreased capital expenditures of $18.3 million and increased proceeds from the sale of assets of $7.4 million. For the 2025 full year, cash used in investing activities of $136.7 million decreased from $259.3 million mostly due to decreased acquisitions of $77.1 million.

•For the 2025 fourth quarter, cash used in financing activities of $42.9 million decreased from $150.4 million. For the 2025 full year, cash used in financing activities of $186.1 million decreased from $261.5 million, primarily as a result of debt refinancing activity.

Business Outlook

The Company is initiating its 2026 financial outlook to reflect its expectations regarding demand trends, cost of sales, and operating expenses. Based on business trends and conditions as of today, February 9, 2026, the Company’s outlook for the full fiscal year ending December 31, 2026 is as follows:

•Consolidated operating margin is estimated to be in the range of 19.5% to 20.5%. The operating margin range includes a projected gain of $10.0 million to $12.0 million on the sale of vacant land.
•The effective tax rate is estimated to be in the range of 25.0% to 26.0%, including both federal and state income tax rates as well as international income tax rates, and assuming no tax law changes are enacted.

•Capital expenditures are estimated to be in the range of $75.0 million to $85.0 million.

Conference Call Details

Investors, analysts and other interested parties are invited to join the Company’s fourth quarter and full year 2025 financial results conference call on Monday, February 9, 2026, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). To participate, callers may dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time. The call will be webcast simultaneously and can be accessed through https://viavid.webcasts.com/starthere.jsp?ei=1748976&tp_key=941acbc869 or a link on the Investor Relations section of the Company’s website at https://ir.simpsonmfg.com/events-and-presentations. For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 8:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Monday, February 23, 2026, by dialing (844) 512–2921 (U.S. and Canada) or (412) 317–6671 (International) and entering the conference ID: 13758070. The webcast will remain posted on the Investor Relations section of the Company’s website for 90 days.

A copy of this earnings release will be available prior to the call, accessible through the Investor Relations section of the Company’s website at www.simpsonmfg.com.

About Simpson Manufacturing Co., Inc.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing carbon and glass fiber materials. The Company primarily supplies its building product solutions to both the residential and commercial markets in North America and Europe. The Company’s common stock trades on the New York Stock Exchange under the symbol “SSD.”

Copies of Simpson Manufacturing's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the Company’s website on the same day they are filed with the SEC. To view these filings, visit the Investor Relations section of the Company’s website.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally can be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “outlook,” “target,” “continue,” “predict,” “project,” “change,” “result,” “future,” “will,” “could,” “can,” “may,” “likely,” “potentially,” or similar expressions. Forward-looking statements are all statements other than those of historical fact and include, but are not limited to, statements about future financial and operating results, our plans, objectives, business outlook, priorities, expectations and intentions, expectations for sales and market growth, comparable sales, earnings and performance, stockholder value, effective tax rates, capital expenditures, cash flows, the housing market, the home improvement industry, demand for services, share repurchases, our strategic initiatives, including the impact of these initiatives on our strategic and operational plans and financial results, and any statement of an assumption underlying any of the foregoing. Forward looking statements in this press release include, but are not limited to, statements regarding: anticipated consolidated operating margin for 2026; expected gain on the sale of undeveloped land; estimated effective tax rate for 2026; and projected capital expenditures for 2026.

Forward-looking statements are subject to inherent uncertainties, risks and other factors that are difficult to predict and could cause our actual results to vary in material respects from what we have expressed or implied by these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those expressed in or implied by our forward-looking statements include the effect of tariffs and international trade policies on our business operations, the effects of inflation and labor and supply shortages, on our operations, and the operations of our customers, suppliers and business partners, the effect of a global pandemic such as the COVID-19 pandemic or other widespread public health crisis and their effects on the global economy, as well as those discussed in the “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other reports we file with the SEC.

We caution that you should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are urged to carefully review and consider the various disclosures made in our reports filed with the SEC that advise of the risks and factors that may affect our business, results of operations and financial condition.

Non-GAAP Financial Measures

This press release includes certain financial information not prepared in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Since not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the performance measures derived in accordance with GAAP. The Company uses Adjusted EBITDA as an additional financial measure in evaluating the ongoing operating performance of its business. The Company believes Adjusted EBITDA allows it to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. Adjusted EBITDA should not be considered in isolation or as a substitute for GAAP financial measures such as net income or any other performance measures derived in accordance with GAAP. See the Reconciliation of Non-GAAP Financial Measures below.

The Company defines Adjusted EBITDA as net income (loss) before income taxes, adjusted to exclude depreciation and amortization, integration, acquisition and restructuring costs, non-qualified compensation adjustments, goodwill impairment, gain on bargain purchase, lease termination costs, severance costs, net loss or gain on disposal of assets, interest income or expense, and foreign exchange and other expense (income).

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Net sales	$539,345	$517,429	$2,332,808	$2,232,139
Cost of sales	304,272	290,193	1,263,203	1,208,251
Gross profit	235,073	227,236	1,069,605	1,023,888
Research and development and engineering expense	21,084	22,157	82,483	81,916
Selling expense	56,078	52,777	222,808	213,532
General and administrative expense	84,677	74,618	321,686	293,099
Total operating expenses	161,839	149,552	626,977	588,547
Acquisition and integration related costs	616	821	1,065	5,813
Net (gain) loss on disposal of assets	(2,141)	14	(16,502)	(447)
Income from operations	74,759	76,849	458,065	429,975
Interest income and other finance costs, net	4,022	1,166	8,337	5,277
Other & foreign exchange loss, net	(4,080)	(1,560)	(3,929)	(1,209)
Income before taxes	74,701	76,455	462,473	434,043
Provision for income taxes	18,487	20,997	117,390	111,819
Net income	$56,214	$55,458	$345,083	$322,224
Earnings per common share:
Basic	$1.36	$1.32	$8.27	$7.64
Diluted	$1.35	$1.31	$8.24	$7.60
Weighted average shares outstanding:
Basic	41,345	41,980	41,718	42,182
Diluted	41,509	42,174	41,861	42,383
Other data:
Depreciation and amortization	$24,961	$24,749	$88,477	$84,584
Pre-tax equity-based compensation expense	3,486	3,257	22,220	18,346

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Condensed Balance Sheets
(In thousands)

	December 31,
	2025	2024
Cash and cash equivalents	$384,138	$239,371
Trade accounts receivable, net	302,688	284,392
Inventories	594,192	593,175
Other current assets	71,485	59,383
Total current assets	1,352,503	1,176,321
Property, plant and equipment, net	627,854	531,655
Operating lease right-of-use assets	115,060	93,933
Goodwill	558,521	512,383
Intangible assets, net	387,729	375,051
Other noncurrent assets	31,959	46,825
Total assets	$3,073,626	$2,736,168
Trade accounts payable	$91,467	$100,972
Long-term debt, current portion	15,000	22,500
Accrued liabilities and other current liabilities	275,328	242,876
Total current liabilities	381,795	366,348
Operating lease liabilities, net of current portion	96,819	76,184
Long-term debt, net of current portion and issuance costs	355,509	362,563
Deferred income tax	99,792	90,303
Other long-term liabilities	104,234	27,636
Non-qualified deferred compensation plan share awards	5,715	7,786
Stockholders' equity	2,029,762	1,805,348
Total liabilities and stockholders' equity	$3,073,626	$2,736,168

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Segment and Product Group Information
(In thousands)

	Three Months Ended			Twelve Months Ended
	December 31,		%	December 31,		%
	2025	2024	change *	2025	2024	change *
Net Sales by Reporting Segment
North America	$416,863	$404,753	3.0%	$1,813,856	$1,735,879	4.5%
Percentage of total net sales	77.3%	78.2%		77.8%	77.8%
Europe	117,871	108,070	9.1%	499,559	479,055	4.3%
Percentage of total net sales	21.9%	20.9%		21.4%	21.5%
Asia/Pacific	4,611	4,606	0.1%	19,393	17,205	12.7%
Percentage of total net sales	0.9%	0.9%		0.8%	0.8%
Total	$539,345	$517,429	4.2%	$2,332,808	$2,232,139	4.5%
Net Sales by Product Group**
Wood Construction	$447,458	$438,111	2.1%	$1,967,741	$1,899,524	3.6%
Percentage of total net sales	83.0%	84.7%		84.4%	85.1%
Concrete Construction	90,728	78,665	15.3%	360,613	330,557	9.1%
Percentage of total net sales	16.8%	15.2%		15.5%	14.8%
Other	1,159	653	N/M	4,454	2,058	N/M
Total	$539,345	$517,429	4.2%	$2,332,808	$2,232,139	4.5%
Gross Profit (Loss) by Reporting Segment
North America	$192,721	$189,749	1.6%	$885,028	$848,541	4.3%
North America gross profit margin	46.2%	46.9%		48.8%	48.9%
Europe	39,622	34,894	13.5%	178,933	168,982	5.9%
Europe gross profit margin	33.6%	32.3%		35.8%	35.3%
Asia/Pacific	1,112	2,017	N/M	6,449	5,798	N/M
Administrative and all other	1,618	576	N/M	(805)	567	N/M
Total	$235,073	$227,236	3.4%	$1,069,605	$1,023,888	4.5%
Income (Loss) from Operations
North America	$82,291	$85,354	(3.6)%	$448,807	$439,567	2.1%
North America operating profit margin	19.7%	21.1%		24.7%	25.3%
Europe	2,765	769	259.6%	43,862	33,806	29.7%
Europe operating profit margin	2.3%	0.7%		8.8%	7.1%
Asia/Pacific	(233)	323	N/M	595	(294)	N/M
Administrative and all other	(10,064)	(9,597)	N/M	(35,199)	(43,104)	N/M
Total	$74,759	$76,849	(2.7)%	$458,065	$429,975	6.5%

*	Unfavorable percentage changes are presented in parentheses.
**	The Company manages its business by geographic segment but is presenting sales by product group as additional information.
N/M	Statistic is not material or not meaningful.

Reconciliation of Non-GAAP Financial Measures
(In thousands) (Unaudited)
A reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure, is set forth below.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Net Income	$56,214	$55,458	$345,083	$322,224

Provision for income taxes	18,487	20,997	117,390	111,819
Interest income, net and other financing costs	(4,022)	(1,166)	(8,337)	(5,277)
Depreciation and amortization	24,961	24,749	88,477	84,584
Other*	9,061	5,667	1,666	13,453
Adjusted EBITDA	$104,701	$105,705	$544,279	$526,803

*Other: Includes acquisition, integration, and restructuring related expenses, non-qualified deferred compensation adjustments, lease termination, severance costs, other & foreign exchange loss net, and net loss or gain on disposal of assets.

CONTACT:
Addo Investor Relations
investor.relations@strongtie.com
(310) 829-5400